Exhibit 10.24

THIRD AMENDMENT
TO
CREDIT AGREEMENT

                THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is dated as of March 30, 2004, by and between QUANTUM CORPORATION, a Delaware corporation (“Borrower”), and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and Lender, FLEET NATIONAL BANK, as Lender, SILICON VALLEY BANK, as Lender, COMERICA BANK, as Lender, GENERAL ELECTRIC CAPITAL CORPORATION, as Lender, and each lender from time to time party hereto (collectively, “Lenders”).

RECITALS

                A.     KeyBank National Association, Fleet National Bank, Silicon Valley Bank and Comerica Bank, as lenders, and Borrower, as borrower, are parties to a Credit Agreement dated as of December 17, 2002, as amended by that certain First Amendment to Credit Agreement dated as of January 31, 2003 and that certain Second Amendment to Credit Agreement dated as of July 21, 2003 (collectively, the "Credit Agreement").

                B.     Pursuant to the Credit Agreement, Borrower executed and delivered to Lenders certain promissory notes in the aggregate amount of One Hundred Million Dollars ($100,000,000).

                C.     Effective as of the date of this Amendment, pursuant to certain duly executed and delivered Assignment and Acceptance Agreements approved by Borrower, General Electric Capital Corporation has made a Commitment in accordance with the Credit Agreement and become a Lender thereunder, and the respective Commitments of the remaining Lenders have been modified as more particularly set forth below.

                D.     Borrower has requested, and Administrative Agent and Lenders have agreed subject to satisfaction of the conditions set forth herein, to further amend the terms of the Credit Agreement to extend the term thereof and to modify certain covenants and conditions contained therein.

                E.     Each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
AMENDMENTS TO CREDIT AGREEMENT

                This Amendment shall be deemed to be an amendment to the Credit Agreement and shall not be construed in any way as a replacement or substitution therefor.  All of the terms and conditions of, and terms defined in, this Amendment are hereby incorporated by reference into the Credit Agreement as if such terms and provisions were set forth in full therein.

                1.1     Document Title. .  Effective as of the date of this Amendment, the title of the Credit Agreement shall be “Credit Agreement” in lieu of “Credit Agreement (18 Month),” and the cover page of the Credit Agreement is hereby deemed amended to reflect such change.

                1.2     Syndication Agent; Documentation Agent.  Effective as of the date of this Amendment, General Electric Capital Corporation shall replace Fleet National Bank as the Syndication Agent with respect to the credit facility set forth in the Credit Agreement, and Silicon Valley Bank shall replace Union Bank of California as the Documentation Agent with respect to such facility.  The cover page of the Credit Agreement is hereby deemed amended to reflect such changes.

                1.3     Arranger. The definition of “Arranger” contained in Section 1.01 (Defined Terms) of the Credit Agreement is amended and restated in its entirety as follows:

““Arranger” means KeyBanc Capital Markets, in its capacity as sole arranger and sole book manager.”

                1.4     Availability Limit.  The definition of “Availability Limit” contained in Section 1.01 (Defined Terms) of the Credit Agreement is amended and restated in its entirety as follows:

        ““Availability Limit” means the sum of the following, all as determined in the reports delivered to Administrative Agent and each Lender in accordance with Sections 6.01(a) and (b) of this Agreement: (a) 35% of the book value of Borrower's inventory; plus (b) 80% of the book value of Borrower's accounts receivable; plus (c) 100% of any funds maintained in the Borrower's Supplemental Borrowing Account.”

                1.5     EBITDA Requirement.  The definition of “Consolidated EBITDA” contained in Section 1.01 (Defined Terms) of the Credit Agreement is amended and restated in its entirety as follows:

        ““Consolidated EBITDA” means the sum of the following, provided that the items contained in (b) through (h) below shall be added to (a) only to the extent they have been deducted in calculating, and therefore form no portion of, Consolidated Net Income:

a)

Consolidated Net Income, provided that there shall be excluded from such Consolidated Net Income the following: (i) all gains and all losses realized by Borrower and its Subsidiaries upon the sale or other disposition (including, without limitation, pursuant to sale and leaseback transactions) of property or assets that are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any capital stock held by Borrower or any Subsidiary; and (ii) all items of gain or income that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring; and

b)	Consolidated Interest Charges; and

c)	The amount of taxes used or included in the determination of such Consolidated Net Income; and

d)

The amount of depreciation and intangible/goodwill amortization expense deducted in determining such Consolidated Net Income, including any impairment of intangible/goodwill as defined under FAS 142 and FAS 144; and

e)	Any non-cash stock or restricted stock based compensation charges per GAAP; and

f)

Cash or non-cash charges related to restructuring, discontinued operations, and extraordinary items, including, but not limited to, facilities and personnel reductions or exit of a business or products, in an amount not to exceed $10,000,000 in the aggregate for any fiscal year; and

g)	Non-cash impairment charges on Borrower owned buildings or buildings subject to synthetic leases; and

h)	Non-cash charges related to in-process research and development. ”

                1.6     Early Termination Fee.  The following definitions are added to Section 1.01 (Defined Terms) of the Credit Agreement:

        ““Early Termination Fee” means a fee to be paid to Administrative Agent (for the account of each Lender in accordance with its Pro Rata Share) in the event that Borrower reduces or terminates the Commitments pursuant to Section 2.06 of the Credit Agreement.  The applicable fee shall equal to the Early Termination Percentage multiplied by the aggregate dollar amount of (x) the reduction in Commitments (in the case of a reduction); or (y) all combined Commitments (in the case of a complete termination of the Commitments), as applicable.  No Early Termination Fee shall apply in the case of a reduction or termination pursuant to Requisite Notice to Administrative Agent given between December 31, 2005 and the Maturity Date.  Notwithstanding the foregoing, no Early Termination Fee shall be payable to the extent of any reduction in Commitments or termination of the Commitments pursuant to (i) a refinance of this credit facility entered into by and between Borrower, as borrower, and KeyBank, as administrative agent, or (ii) Change of Control.”

        “Early Termination Percentage” shall equal to (i) 1.00% if the reduction or termination is between the date of this Amendment through and including March 30, 2005, (ii) 0.75% if the reduction or termination is between March 30 , 2005 through and including June 30, 2005,  (iii) 0.50% if the reduction or termination is between June 30, 2005 through and including September 30, 2005 and (iv) 0.25% if the reduction or termination is between September 30, 2005 through and including December 30, 2005. ”

                1.7     Maturity Date.  The definition of “Maturity Date” contained in Section 1.01 (Defined Terms) of the Credit Agreement is amended and restated in its entirety as follows:

““Maturity Date” means (a) March 29, 2006, or (b) such earlier date upon which the combined Commitments may be terminated in accordance with the terms of this Agreement.”

                1.8     Voting Rights.  The definition of “Requisite Lenders” contained in Section 1.01 (Defined Terms) of the Credit Agreement is amended and restated in its entirety as follows:

        ““Requisite Lenders” means, as of any date of determination: (a) if the Commitments are then in effect, Lenders having in the aggregate more than 50% of the combined Commitments then in effect and (b) if the Commitments have then been terminated and there are Outstanding Obligations, Lenders holding Outstanding Obligations aggregating more than 50% of such Outstanding Obligations; provided, however, that the voting rights of any Lender that has failed to fund any amounts when required to do so hereunder shall be limited to the Outstanding Obligations with respect to such Lender.”

                1.9     Reduction or Termination of Commitments.  Section 2.06 of the Credit Agreement is amended and restated in its entirety as follows:

        “Reduction or Termination of Commitments.  Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time, permanently and irrevocably reduce the Commitments in a Minimum Amount therefor to an amount not less than the Outstanding Obligations at such time or terminate the Commitments.  Any such reduction or termination shall be accompanied by payment to the Administrative Agent of (i) all accrued and unpaid commitment fees with respect to the portion of the Commitments being reduced or terminated; and (ii) the applicable Early Termination Fee.  Administrative Agent shall promptly notify Lenders of any such request for reduction or termination of the Commitments.  In the event of a reduction of Commitments in accordance with this Section 2.06, each Lender’s Commitment shall be reduced by an amount equal to such Lender’s Pro Rata Share times the amount of such reduction. ”

                1.10     Leverage Ratio. Subparagraph (c) of Section 7.12 (Financial Covenants) of the Credit Agreement is amended and restated in its entirety as follows:

        “Maximum Adjusted Leverage Ratio.  Permit the Adjusted Leverage Ratio, determined as of the last day of any fiscal quarter of Borrower (measured on a rolling four quarter basis for the trailing four fiscal quarters), to be greater 2.50:1.00.”

                1.11     Minimum EBITDA. Subparagraph (d) of Section 7.12 (Financial Covenants) of the Credit Agreement is amended and restated in its entirety as follows:

        “Minimum Consolidated EBITDA.  Permit Consolidated EBITDA (measured on a rolling four quarter basis for the trailing four fiscal quarters) as of the last day of any fiscal quarter of Borrower, to be less than $40,000,000.”

                1.12     Capital Expenditures.  Subparagraph (f) of Section 7.12 (Maximum Capital Expenditures) of the Credit Agreement is amended and restated in its entirety as follows:

        “Maximum Capital Expenditures.  Permit capital expenditures (as determined pursuant to GAAP) of Borrower and its Subsidiaries on a consolidated basis to exceed $35,000,000 for any fiscal year of Borrower.”

                1.13     Minimum Unrestricted Cash. Subparagraph (g) of Section 7.12 (Financial Covenants) of the Credit Agreement is amended and restated in its entirety as follows:

        ““Minimum Unrestricted Cash.  Permit Borrower's Consolidated Cash Balance (as defined in Section 6.02(b)) at any time to fall below $100,000,000.  During the first two months of each fiscal quarter in which the Consolidated Cash Balance is less than $200,000,000, Borrower shall maintain a minimum Consolidated Cash Balance of $100,000,000 deposited in domestic accounts subject to the Deposit Account Control Agreement Agreements and Securities Account Control Agreements (“Lender Controlled Accounts”).  During the third month of each fiscal quarter and on the final day of the then fiscal quarter in which the Consolidated Cash Balance is less than $200,000,000, Borrower shall maintain a minimum Consolidated Cash Balance of $50,000,000 deposited in the Lender Controlled Accounts.   During any period in which the Consolidated Cash Balance is equal to or greater than $200,000,000, Borrower shall maintain a minimum Consolidated Cash Balance of $50,000,000 deposited in Lender Controlled Accounts.  The covenant that Borrower shall not permit its overall Consolidated Cash Balance to fall below $100,000,000 shall apply at all times and shall be tested monthly in accordance with such reports.”

                1.14     Indemnification of Administrative Agent. The first sentence of Section 9.07 of the Credit Agreement is amended and restated in its entirety as follows:

        “Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Administrative Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), ratably according to their Pro Rata Shares, and hold harmless each Administrative Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.”

                1.15     Amendments; Consents.  The first paragraph of Section 10.01 of the Credit Agreement is amended and restated in its entirety as follows:

        “Amendments; Consents.  No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, no consent to any departure by Borrower therefrom and no release of collateral in which Lenders have a security interest shall be effective unless in writing signed by Requisite Lenders and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Except as otherwise expressly provided herein, without the approval in writing of Administrative Agent and all Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:”

                1.16     Administrative Agency Fee; Structuring and Arrangement Fees.  In addition to all other fees and payments required by the Credit Agreement, Borrower shall pay to Administrative Agent and Arranger an administrative agency fee and structuring and arrangement fees, respectively, in such amounts and at such times as set forth in a separate letter agreement dated March 30, 2004 among Borrower, Administrative Agent and Arranger (the "Fee Letter").  Such fees are for the services to be performed by Administrative Agent in acting as Administrative Agent under the Credit Agreement as modified by this Amendment and for the services of Arranger in structuring and arranging the credit facilities pursuant to this Amendment, and are fully earned on the date paid.  Such fees are solely for Administrative Agent’s and Arranger’s own account and are nonrefundable.

                1.17     Upfront Fees. In addition to all other fees and payments required by the Credit Agreement, Borrower shall pay to Administrative Agent for the account of each Lender an upfront fee in an amount agreed between Administrative Agent and Borrower, calculated based on each Lender’s Commitment and allocated by Administrative Agent.  Such upfront fees are consideration for the Commitments by each Lender under the Credit Agreement as amended by this Amendment, and are fully earned on the date paid.  The upfront fee paid to each Lender is solely for its own account and is nonrefundable.

                1.18     Compliance Certificate.  From and after the date of this Amendment, the Compliance Certificate required to be delivered by Borrower shall be in the form attached as Exhibit “A” to this Amendment, and all references in the Credit Agreement to the “Compliance Certificate” shall be deemed to refer to the form attached as Exhibit “A” rather than the form attached as Exhibit “B” to the original Credit Agreement.

                1.19     Commitments and Pro Rata Shares.  From and after the date of this Amendment, the schedule attached as Exhibit “B” to this Amendment shall be substituted in place of Schedule 2.01 attached to the original Credit Agreement, and references in the Credit Agreement to Schedule 2.01 shall be deemed to refer to the form attached as Exhibit “B” rather than the form attached to the original Credit Agreement

                1.20     Litigation Schedule. From and after the date of this Amendment, the schedule attached as Exhibit “C” to this Amendment shall be substituted in place of Schedule 5.05 attached to the original Credit Agreement, and references in the Credit Agreement to Schedule 5.05  shall be deemed to refer to the form attached as Exhibit “C” rather than the form attached to the original Credit Agreement.

ARTICLE 2
CONDITIONS TO EFFECTIVENESS OF AMENDMENT

                2.1     The effectiveness of this Amendment is subject to the fulfillment to the satisfaction of KeyBank National Association, as Administrative Agent under the Credit Agreement ("Administrative Agent"), in its sole discretion, of the following conditions precedent:

                          (a)   Borrower shall have executed and delivered to Administrative Agent this Amendment;

                          (b)   The Requisite Lenders shall have executed and delivered to Administrative Agent this Amendment;

                          (c)   Administrative Agent shall have received appropriate authorization documents, including borrowing resolutions and certificates of incumbency, confirming to its satisfaction that all necessary corporate and organizational actions have been taken to authorize Borrower to enter into this Amendment;

                          (d)   All fees required to be paid by Borrower pursuant to this Amendment shall have been paid; and

                          (e)   Administrative Agent shall have received such other documents, instruments or agreements as Administrative Agent may require to effectuate the intents and purposes of this Amendment.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

                Borrower hereby represents and warrants to Administrative Agent and Lenders that:

                3.1     After giving effect to the amendment of the Credit Agreement pursuant to this Amendment and the consummation of the transactions contemplated hereby (i) each of the representations and warranties set forth in Section 5 of the Credit Agreement is true and correct in all respects as if made on the date hereof (with references to the Credit Agreement being deemed to include this Amendment), and (ii) there exists no Event of Default under the Credit Agreement after giving effect to this Amendment.

                3.2     Borrower has full corporate power and authority to execute and deliver this Amendment, and to perform the obligations of its part to be performed under the Credit Agreement as amended hereby.  Borrower has taken all necessary action, corporate or otherwise, to authorize the execution and delivery of this Amendment.  No consent or approval of any person, no consent or approval of any landlord or mortgagee, no waiver of any lien or similar right and no consent, license, approval or authorization of any governmental authority or agency is or will be required in connection with the execution or delivery by Borrower of this Amendment or the performance by Borrower of the Credit Agreement as amended hereby.

                3.3     This Amendment and the Credit Agreement as amended hereby are, or upon delivery thereof to Administrative Agent will be, the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

ARTICLE 4
MISCELLANEOUS

                4.1     The Credit Agreement, the other Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing shall each be deemed to be amended hereby to the extent necessary, if any, to give effect to the provisions of this Amendment.  Except as so amended hereby, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms.

                4.2     Borrower agrees to pay Administrative Agent on demand for all reasonable expenses, including reasonable fees and costs of attorneys and costs of title insurance, incurred by Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and any document required to be furnished hereunder.

                IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth in the preamble hereto.

QUANTUM CORPORATION, a Delaware corporation, as Borrower

By: /s/ Michael J. Lambert
 Name: Michael J. Lambert
 Title: CFO

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and Lender

By: /s/ Robert W. Boswell
 Name: Robert W. Boswell
 Title: Vice President

FLEET NATIONAL BANK, as Lender

By: /s/ Greg Roux
 Name: Greg Roux
 Title: Managing Director

SILICON VALLEY BANK, as Lender

By: /s/ Quentin Falconer
 Name: Quentin Falconer
 Title: Senior Vice President

COMERICA BANK, as Lender

By:   /s/ Philip Koblis
 Name: Philip Koblis
 Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender

By: /s/ Eugene Seip
 Name: Eugene Seip
 Title: Duly Authorized Signator